Exhibit 10.1

AGREEMENT BETWEEN

CATALYST PHARMACEUTICAL PARTNERS, INC.

AND THE

DIVISION OF PHARMACOTHERAPIES AND MEDICAL CONSEQUENCES OF DRUG ABUSE

NATIONAL INSTITUTE ON DRUG ABUSE

This Agreement made this 7th day of April, 2010 by and between: Catalyst Pharmaceutical Partners, Inc. (hereafter referred to as “Collaborator”), a Delaware corporation, having its offices at 355 Alhambra Circle, Suite 1370, Coral Gables, FL 33134 and The Division of Pharmacotherapies and Medical Consequences of Drug Abuse (hereafter referred to as “DPMCDA”) of the National Institute on Drug Abuse (hereafter referred to as “NIDA”), a part of the National Institutes of Health (hereafter referred to as “NIH”) of the U.S. Public Health Services (hereafter referred to as “PHS”), Department of Health and Human Services (hereafter referred to as “DHHS”), an agency of the United States Government, having its offices at 6001 Executive Boulevard, Room 4123, MSC 9551, Bethesda, Maryland 20892.

BACKGROUND

A.	DPMCDA recognizes the importance of the role of the pharmaceutical industry in the clinical development of new agents to treat addiction to controlled substances. DPMCDA wishes to foster collaboration with industry whenever possible. As part of its mission to improve treatment for drug dependence, DPMCDA shares with industry the important goal of defining the contribution of a new drug or biologic in the treatment of drug dependence.

B.	DPMCDA recognizes and supports the need for the private sector to focus at the appropriate time on clinical trials that lead to a New Drug Application (as hereafter defined, an “NDA”), since NDAs are the vehicles through which new pharmacotherapies become available to treat drug dependent persons.

C.	DPMCDA considers it appropriate for investigators sponsored by DPMCDA to do clinical trials of interest to, and partially supported by pharmaceutical firms, provided that the trials have scientific merit and the goals of the investigators and the pharmaceutical firm are consistent with the goals of DPMCDA and meet U.S. legal and regulatory standards.

D.	Collaborator has developed a pharmaceutical product from a compound known as Vigabatrin (hereinafter referred to as the “Agent”) for the treatment of cocaine dependence. DPMCDA has indicated an interest in the Agent and has expressed its willingness to Collaborator to conduct a clinical trial that may be used by Collaborator in support of an eventual NDA submission.

E.	Collaborator acknowledges that DPMCDA coordinates a large volume of clinical research with products for the treatment of drug dependence and recognizes DPMCDA’s need to be aware of industry’s plans for the clinical development of new drugs of mutual interest. Collaborator also recognizes the necessity of preserving the spirit of free and open inquiry among clinical investigators.

AGREEMENT

In view of the foregoing background, the following Agreement serves as the basis for the co-development of Agent by Collaborator and DPMCDA.

1.	DEFINITIONS

“Adverse Event (or Adverse Experience)” Any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment. An adverse event (AE) can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product. AEs can also be identified as serious and/or unexpected. If there is a conflict, the Study protocol will prevail.

“Affiliate” means any corporation or other business entity controlled by, controlling or under common control with Collaborator. For purposes of this definition, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock, or at least fifty percent (50%) interest in the income of such corporation or other business entity.

“Agent” or “Study Agent” means the Collaborator’s version of Vigabatrin, which the Collaborator has designated CPP-109.

“Annual Report” means the annual report of the progress of the IND for the Agent which the IND sponsor is required to submit to the FDA within 60 days of the anniversary of the submission of the IND (pursuant to 21 CFR 312.33).

“Audit” means a systematic, independent examination to determine whether the conduct of a clinical trial investigation complies with the agreed protocol and the data reported are consistent with the records on site.

“Biological Product” means any virus, therapeutic serum, toxin, antitoxin or analogous product applicable to the prevention, treatment or cure of diseases or injuries of man, as further defined in 21 CFR 600.3(h).

“CFR” means Code of Federal Regulations

“Collaborator” means company Catalyst Pharmaceutical Partners, Inc. and its Affiliates, Assignees, or Successors in Interest.

“Contract” means a Funding Agreement that is a research and development contract specifying services that a contractor performs for the benefit of the Government with an expectation of completion of the stated research goals and the delivery of a report, data, materials or other product. Generally, Contracts are administered under the Federal Acquisition Regulations (FAR), codified at 48 CFR Chapter 1.

“Cooperative Agreement” means a Funding Agreement that is a species of grant whereby the federal agency intends to be substantially involved in carrying out the research program. Cooperative Agreements may be used where the federal agency intends for its scientists to collaborate directly with the researchers of the funded institution on a joint research project. The federal agency may then pay for the research of both its employees and those of the funded institution. (See 45 CFR Part 74).

“Data and Safety Monitoring Board (DSMB)” An independent group of experts that advises NIDA and the study investigators. The primary responsibilities of the DSMB are to 1) periodically review and evaluate the accumulated study data for participant safety, study conduct and progress, and, when appropriate, efficacy, and 2) make recommendations to NIDA concerning the continuation, modification, or termination of the trial. The DSMB considers study-specific data as well as relevant background knowledge about the disease, Study Agent, or patient population under study.

“DHHS” means the United States Federal Department of Health and Human Services.

“Drug Master Files (“DMFs”) means reference files submitted to the FDA that are used in the review of investigational and marketing applications for human drugs. Drug Master Files are submitted to the FDA to allow another party to reference this material without disclosing to that party the contents of the file.

“DPMCDA” means the Division of Pharmacotherapies and Medical Consequences of Drug Abuse, National Institute on Drug Abuse.

“Extramural Principal Investigator” means a Principal Investigator funded by NIDA under a grant, Contract or Interagency Agreement.

“FDA” means the Food and Drug Administration, under the DHHS.

“Funding Agreement” means a Contract, grant, Cooperative Agreement or Interagency Agreement entered into between a federal agency and another party for the performance of experimental, developmental or research work funded in whole or in part by the federal government.

“Government” means the United States Government and any of its agencies.

“Human Subjects” means individual volunteers who are healthy or with a disease whose physiological or behavioral characteristics and responses are the object of study in a research project. Under the federal regulations for the protection of human subjects, human subjects are defined as living individuals about whom an investigator obtains:

a)	data through intervention or interaction with the individual; or
b)	identifiable private information [45 CFR 46.102 (f)].

“Identifiable Private Information” means patient-identifying data from medical records or attached to patient specimens, to be obtained prospectively or from stored medical records or specimens, that can be linked to individual human subjects, either directly or through codes.

“IND” An investigational new drug application. “IND” is synonymous with “Notice of Claimed Investigational Exemption for a New Drug.” It is the legal mechanism that allows for experimental drugs to be shipped across state lines. INDs must comply with the requirements set forth under 21 CFR Part 312.

“IND Holder” means the person or organization filing an IND with the FDA. The IND Holder agrees to comply with all FDA regulations and obligations relevant to experimental clinical trials (synonymous with the term “sponsor”. The IND holder for purposes of this agreement is the Collaborator.

“Institutional Review Board (IRB)” means an independent body constituted of medical, scientific, and nonscientific members, whose responsibility it is to ensure the protection of the rights, safety, and well-being of human subjects involved in a trial by, among other things, reviewing, approving, and providing continuing review of trials, of protocols and amendments, and of the methods and material to be used in obtaining and documenting informed consent of the trial subjects.

“Interagency Agreement” means an agreement between NIDA, NIH and another federal agency for the performance of experimental, developmental or research work funded in whole or in part by NIDA.

“Investigational New Drug” means a new drug or biological drug that is used in a clinical investigation. The term also includes a biological product that is used in vitro for diagnostic purposes. The terms “investigational drug” and “investigational new drug” are deemed to be synonymous for purposes of this agreement.

“Investigator” means an individual who actually conducts a clinical investigation (i.e., under whose immediate direction the drug is administered or dispensed to a subject). In the event an investigation is conducted by a team of individuals, the investigator is the responsible leader of the team. “Sub-investigator” includes any other individual member of that team.

“Investigator’s Brochure (IB)” means a compilation of the clinical and non-clinical data on the investigational product(s) that are relevant to the study of the product(s) in human subjects. Its purpose is to provide the investigators and others involved in the trial with the information to facilitate their understanding of the rationale for, and their compliance with, many key features of the protocol, such as the dose, dose frequency/interval, methods of administration, and safety monitoring procedures. The IB also provides insight to support the clinical management of the study subjects during the course of the clinical trial.

“Monitoring” means the act of overseeing the progress of a clinical investigation to ensure that it is conducted, recorded and reported in accordance with the clinical protocol and FDA Good Clinical Practices.

“NDA” means a New Drug Application. The NDA is the formal process by which the FDA approves a drug for commercial distribution.

“NIDA” means the National Institute on Drug Abuse, NIH, DHHS.

“NIH” means the National Institutes of Health, DHHS.

“Parties” means Collaborator and NIDA.

“PLA” means a Product License Application. The PLA is the formal process by which the FDA approves a biological for commercial distribution.

“PRC” means the DPMCDA Protocol Review Committee that reviews and approves all studies involving investigational compounds and/or activities supported by DPMCDA.

“Principal Investigator” means an individual who has organizational and fiscal responsibility for the use of federal funds to conduct a plan of research that frequently includes several clinical trials, e.g., Contract

Principal Investigator, Grant Principal Investigator or Interagency Principal Investigator.

“Project Officer” means the individual whose responsibilities include oversight of the activities of a government contract.

“Proprietary Data” means confidential scientific, business or financial data, excepting the following sets of data:

•data publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

•data made available by the owners of the data to others without a confidentiality obligation;

•data already known or available to the receiving Party without a confidentiality obligation;

•data relating to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of this Agreement; and

• data required to be disclosed by law or court order, and

• an Annual Report to the FDA.

If the data is required to be disclosed by law or court order, the party disclosing the data will consult with the other party before making the disclosure. If any one or more of the above provisions of this definition is met, the relevant information shall no longer be considered Proprietary Data.

“Raw Data” means the primary quantitative and empirical data collected by the intramural and extramural investigators from experiments and clinical trials conducted under the scope of this Agreement. Raw data will not include any Identifiable Private Information.

“Regulatory Affairs Branch” means the Regulatory Affairs Branch of DPMCDA.

“Right of Reference or Use” means the authority to rely upon, and otherwise use, an investigation for the purpose of obtaining approval of an application, including the ability to make available the underlying raw data from the investigation for FDA audit, if necessary.

“Serious Adverse Drug Experience” (SAE) shall be defined in the Study protocol. SAE means any adverse drug experience occurring at any dose that results in any of the following outcomes: Death, a life-threatening adverse drug experience inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/ incapacity, or a congenital anomaly/birth defect. If there are any conflicts, the Study Protocol will prevail.

“Sponsor” means a person who takes responsibility for and initiates a clinical investigation. The sponsor may be an individual or pharmaceutical company, governmental agency, academic institution, private organization, or other organization. The sponsor does not actually conduct the investigation unless the sponsor is a sponsor-investigator, which is synonymous with IND Holder.

“Sponsor-Investigator” means an individual who both initiates and conducts an investigation, and under whose immediate direction the investigational drug is administered or dispensed. The term does not include any person other than an individual. The requirements applicable to a sponsor-investigator under this part include both those applicable to an investigator and a sponsor.

“Subject Data” means all recorded information first produced in the performance of this Agreement by the parties. “Subject Data” shall specifically exclude “Identifiable Private Information.”

“Sub-investigator” may include any other designated individual of the group or team of persons performing duties under the trial but who is not the “Principal Investigator”.

“Summary Data” means a summary of the Raw Data which shall be made available to DPMCDA and which will be used by the IND Holder to prepare an Annual Report to the FDA.

“Unexpected Adverse Drug Experience” is any adverse drug experience, the specificity or severity of which is not consistent with the risk information described in the current investigator brochure, protocol, general investigational plan or elsewhere in the IND.

“Yearly Summary Report” means a report prepared by the NIDA relating to this Study for use by Collaborator in its Annual Reports to the FDA and for other administrative purposes. Such report shall contain the Summary Data from this Study and shall be available to the public in accordance with NIDA policy.

2.	PLANNING OF CLINICAL TRIALS

The Parties agree that the Study Agent is of interest to DPMCDA and that the investigational plan for a clinical trial of the Study Agent shall be developed by DPMCDA and Collaborator. In addition to areas of mutual interest, DPMCDA and Collaborator may independently pursue clinical studies of particular interest to each. Because such independently sponsored studies have implications for commitment of resources by both DPMCDA and Collaborator, to the extent such plans exist, they shall be the subject of joint discussion and planning between DPMCDA and Collaborator. Each party shall provide those services set forth in the Scope of Work in accordance with this Agreement (Attachment C)

3.	INDs

Collaborator is the Sponsor for the Vigabatrin IND under which this study shall be performed and by Letter of Authorization (LOA) or right of reference, NIDA may authorize Collaborator to cross-reference an existing IND, NDA, Drug Master File or data held by NIDA. All information in INDs will be fully shared between DPMCDA and Collaborator as described below. However, certain information pertaining to proprietary processes not required for conduct of the study may be held in confidence by Collaborator. The IND Sponsor assumes the responsibility for insuring that all FDA regulations are met regarding the IND and all subsequent filings.

For purposes of this Agreement, it is agreed that Collaborator shall be the IND Sponsor, and shall employ a suitably qualified physician to monitor and assess adverse events occurring in and across all studies relevant to Agent.

4.	PROTOCOL (S)

A general investigational plan for the Phase II clinical trial of Study Agent shall be established by DPMCDA and the Collaborator (See Attachment B). Each clinical research protocol prepared by Collaborator shall be forwarded to DPMCDA for review and comment. Comments from DPMCDA received by Collaborator will be given due consideration and will be incorporated into the protocol absent good cause. Comments from either Collaborator or DPMCDA staff that are agreed upon will be formatted as a consensus review that is returned to the investigator(s) for necessary and/or suggested changes before the protocol can be given final approval and then submitted for approval by appropriate

Institutional Review Board(s). When all appropriate review and approval has occurred the IND Holder shall submit the protocol to the FDA. Both Parties will receive copies of the final approved protocol at the time it is submitted to the FDA.

Each protocol, and any subsequent amendments agreed to by Collaborator and NIDA and approved by the clinical site IRB, and the FDA shall be appropriately filed by the IND holder, and shall be incorporated as part of this agreement.

5.	ADVERSE EVENTS, ANNUAL REPORTS, OTHER IND DATA

(a) Where DPMCDA monitors the clinical trial, DPMCDA shall provide Collaborator with copies of all adverse event reports for their submission to the FDA. Copies of any warning letters shall also be sent to Collaborator for timely review and comment prior to the time they are sent to participating investigators and to FDA. In addition, pertinent IND data (including, but not limited to: data for inclusion in the Clinical Investigator Brochure; safety data (including lists of deaths, adverse event and drop-outs); and formulation and pre-clinical data (including toxicology findings) shall be provided to Collaborator as they become available.

(b) Where Collaborator monitors the clinical trial, Collaborator shall provide DPMCDA with copies of all adverse event reports concurrently with their submission to the FDA. Copies of any warning letters shall also be sent to DPMCDA for timely review and comment prior to the time they are sent to participating investigators and to FDA. In addition, copies of Annual Reports and other pertinent IND data (including, but not limited to: Clinical Investigator Brochure data; safety data (including lists of deaths, adverse event and drop-outs); general investigational plan for the upcoming year; and formulation and pre-clinical data (including toxicology findings) shall be provided to DPMCDA as they become available.

(c) For purposes of this Agreement, it is agreed that NIDA shall monitor the clinical trial specified in Attachment B, through the use of qualified GCP monitors. Monitoring will comply with FDA, cGCP and ICH guidelines. Copies of monitoring reports will be provided to DPMCDA, Collaborator and to the Clinical Trial Sites(s) that was the subject of the monitoring report.

6.	DRUG INFORMATION AND SUPPLY

Collaborator agrees to provide the Agent (and matching placebo if applicable to the clinical investigation) to DPMCDA without charge in sufficient quantity to complete the studies agreed upon with DPMCDA. The contact person for DPMCDA will be Liza Gorgon (Telephone: (301) 443-1138) and the Collaborator contact will be Douglas Winship (Telephone: (305) 529-2522, x12). Collaborator shall provide certificates of analysis to DPMCDA for each lot of the Study Agent (Vigabatrin) provided. Collaborator is responsible for the manufacture of clinical supplies for shipment to the VA Pharmacy. The VA Pharmacy will be responsible for shipping clinical supplies to the clinical sites.

7.	DATA RIGHTS

Generally, data generated in trials sponsored by NIDA with funding provided through grants or Cooperative Agreements are considered the property of the Extramural Principal Investigator; data generated in trials sponsored by NIDA with funding provided through Contracts are considered the property of NIDA. Raw data owned by NIDA generated by this study shall be made fully available to Collaborator for its own analysis and for its applications to FDA, except that any information that would identify human subjects of research or patients shall always be maintained confidentially. In accordance with the HHS Office of Human Research Protection guidelines, Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing. Collaborator will receive Identifiable Private Information only for purposes of satisfying FDA or other health authorities’ reporting requirements, and for internal research purposes, directly related to obtaining regulatory approval of Agent. Collaborator is prohibited from access, review, receipt, or use of such information for other purposes. NIDA’s raw data will be released by NIDA only in accordance with applicable federal regulations and guidelines, or in accordance with the terms of Article 22. EXPIRATION AND TERMINATION and RIGHT OF GOVERNMENT TO CONTINUE DEVELOPMENT.

The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about the Agent, the other Party shall have sixty (60) days to review the proposed publication or other disclosure to assure that Confidential Information is protected, except to the extent that such disclosure is required by applicable law or regulation. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application. Collaborator retains the right to access the Raw Data and Summary Data for legitimate business or regulatory purposes and to use the Raw Data and Summary Data for any regulatory filings Collaborator deems necessary or appropriate, except where the terms of Article 22. EXPIRATION AND TERMINATION and RIGHT OF GOVERNMENT TO CONTINUE DEVELOPMENT may apply.

NIDA will supply Collaborator with all information submitted in its IND, if filed, subject to the limitations set forth in this Agreement. Collaborator shall supply NIDA information from Collaborator’s IND including, but not limited to, Annual Reports, Clinical Brochures, Adverse Drug Experiences, and formulation and preclinical data, including toxicology findings.

Upon completion of the Study, Collaborator shall be provided with a copy of the complete analysis data set and safety data in a machine-readable format to be determined jointly. The process of determining Collaborator’s specifications for storing and transfer of data shall be mutually agreed upon. If meeting these specifications would result in additional costs to NIDA, Collaborator shall reimburse NIDA for the reasonable additional costs in a manner to be negotiated by NIDA and Collaborator after discussing the data requirements.

8.	FDA MEETINGS

All meetings with FDA concerning Agent will be discussed by Collaborator and NIDA in advance and will be held on FDA determined dates. The parties agree that NIDA shall fully participate in market development plans for Agent and in discussions with FDA regarding the design and endpoints for the pivotal trials. NIDA will participate in meetings with the FDA only at the Collaborator’s request. However, Collaborator shall take the initiative in arranging meetings with the FDA and will be ultimately responsible for pursuing approval of the Agent by FDA.

9.	PROPRIETARY DATA

For a period of five (5) years from the date of disclosure, NIDA shall treat as confidential any preclinical or formulation data and information that Collaborator has provided NIDA in writing, and which Collaborator has designated as being proprietary and confidential, except where the terms of 22. EXPIRATION AND TERMINATION and RIGHT OF GOVERNMENT TO CONTINUE DEVELOPMENT may apply. If

Collaborator informs NIDA that this information or data is still secret and confidential, and NIDA concurs, this obligation of confidentiality shall be extended for an additional two (2) years. During this period, NIDA shall take all necessary and reasonable precautions to prevent such confidential information from being disclosed or provided to any unauthorized person, firm, company or organization. NIDA agrees that any information or data provided by Collaborator and designated by Collaborator as confidential shall not be used, reproduced, or disclosed other than for the purpose of carrying out this Agreement and the activities contemplated by the Protocol(s), and shall be disclosed only to NIDA employees, grantees and/or contractors who are directly concerned with the use and evaluation of the confidential information and who are bound to the same obligations as NIDA under this Agreement, unless otherwise agreed to in writing by Collaborator or required under court order or the Freedom of Information Act (5 U.S.C. § 552). Collaborator hereby designates the Clinical Brochure as confidential information. Collaborator shall place a notice (e.g., “CONFIDENTIAL” or similar notation) on all other written information it delivers under this Agreement that it asserts is confidential information. With respect to oral information that Collaborator asserts is confidential information, Collaborator shall reduce to writing, within 30 days after such oral disclosure, the primary substance of the information contained in the oral disclosure that Collaborator considers confidential information.

10.	ACCESS, REVIEW, and RECEIPT of IDENTIFIABLE PRIVATE INFORMATION

Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing. Collaborator will receive Identifiable Private Information only if necessary for purposes of satisfying FDA or other health authorities’ reporting requirements, and for internal research purposes directly related to obtaining regulatory approval of Study Agent. Collaborator is prohibited from access, review, receipt, or use of such information for other purposes. All IRB approved protocols and informed consent documents related to this research project shall clearly describe this practice. If the Collaborator will have access to Identifiable Private Information, the protocol and the informed consent must clearly state (i) the existence of the Collaborator; (ii) the Collaborator’s access to Identifiable Private Information, if any; and (iii) the extent to which confidentiality shall be maintained. For clinical protocol(s) involving a third party, the other party’s access, review, receipt, or use of Identifiable Private Information shall be subject to the same limitations as described in this Article. Furthermore, all IRBs charged with reviewing clinical studies undertaken under this agreement shall apprise research subjects, as documented in approved informed consent documents, of the role of Collaborator (Catalyst Pharmaceutical Partners) in the studies, including the ability of Collaborator (Catalyst Pharmaceutical Partners) or its designees to access records as described above. Each IRB shall be provided with the checklist provided as Attachment A, whose content shall be approved by Collaborator and NIDA prior to being provided to each IRB.

11.	DATA EXCHANGE

Collaborator shall provide DPMCDA with all information submitted with its IND related to Vigabatrin including, but not limited to, Annual Reports, Clinical Investigator Brochures, safety data and formulation and pre-clinical data, including toxicology findings. Collaborator is the sponsor for the Vigabatrin IND under which this Study shall be performed and by Letter of Authorization (LOA) or right of reference may authorize Collaborator to cross-reference an existing IND, NDA, Drug Master File or data held by NIDA.

12.	MONITORING

NIDA shall permit Collaborator and/or Collaborator’s designee(s) reasonable access to Study site(s) with advance notice to monitor the conduct of the Study to audit records, case report forms, source documents, and other data relating to the Study, in order to verify NIDA ‘s compliance with its obligations herein. Any information that would identify human subjects of research or patients shall always be maintained confidentially. The restrictions of Article 7 of this agreement specifying access to identifying patient information in compliance with the HHS Office of Human Research Protection guidelines, shall also apply to any monitoring of the study by Collaborator.

13.	DATA and SAFETY MONITORING BOARD

A duly constituted Data and Safety Monitoring Board (hereinafter DSMB) has the authority and responsibility to review accumulating data from clinical investigations conducted at NIDA. The clinical investigation that is the subject of this Agreement shall be reviewed by the DSMB. The DSMB will meet on a regular basis and will review safety and efficacy data. The Principal Investigators must report all adverse drug experiences regardless of severity and must present a brief progress statement on the Study to each regularly scheduled meeting of the DSMB. The progress statement should contain an assurance that there is no evidence of safety or toxicity issues that should be addressed by the DSMB. The DSMB shall report early evidence of pre-specified or unanticipated benefit or harm to participants in the trial that may be attributable to the Agent or the treatments under evaluation in the clinical investigation. The DSMB shall conduct an independent, objective review of all accumulated data in such a manner as to maximize the benefits to the trial participants and to the research effort. The DSMB shall consider whether or not a Protocol modification is indicated based on this review, and the DSMB shall advise NIDA on the appropriateness of continuing the Study as designed.

It is understood and agreed that NIDA and Collaborator shall provide clinical trial data to the DSMB, in the format specified by the DSMB, three (3) weeks prior to the meeting dates established and specified by the DSMB. It is further understood and agreed that NIDA will format the data for submission to the DSMB through the statistical center contracted by NIDA, as supplied by participating clinical trial sites on a schedule to be specified by the statistical center.

It is further understood and agreed that both Collaborator and NIDA will have key trial personnel available to meet with the DSMB and provide information, if so requested, and agree to abide by final decisions of the DSMB.

14.	PUBLICATIONS AND COMMERCIALIZATION

NIDA and clinical site investigators engaged in the clinical trial(s) retain the full right to present and publish the data at such time and place as they see fit. Collaborator shall receive copies of any abstract or manuscript relating to the Study prior to their submission for publication with sufficient time for advisory review and comment. Such abstracts and manuscripts shall be submitted to Collaborator at least sixty (60) days prior to publication, except as otherwise mutually agreed. Upon written request by Collaborator, such publication shall be delayed an additional thirty (30) days to allow Collaborator to seek patent or other proprietary protection relating to the Agent, where appropriate.

Recognizing that both NIDA and Collaborator scientists may play an important role in the design, analysis, and interpretation of the findings of the Study, consideration shall be given by NIDA to include appropriate individuals from Collaborator in the authorship of publications based on the Study.

It is understood and agreed that DPMCDA will pay for the data processing associated with publishing the main study findings, but will not pay for subsequent data processing costs for other publications, sub analyses, or other purposes not specifically required by the FDA in support of the IND/NDA.

15.	USE OF NAME

Collaborator may use, refer to and disseminate reprints of scientific, medical and other published articles that disclose the name of NIDA, NIH, PHS, or DHHS, consistent with U.S. copyright laws, provided such use does not constitute an endorsement of any commercial product or service by NIDA, NIH, PHS, or DHHS. Collaborator shall take every step possible to ensure that references to the articles are accurate, and shall explicitly state that any such reference does not claim, infer or imply an endorsement or recommendation of the product by the Investigator, NIDA, NIH, PHS, or DHHS. Collaborator shall not use the name of any of the foregoing in any advertising, packaging, or promotional material in connection with Agent except with the written permission of NIDA, or as may be required by law. Collaborator-issued press releases that reference or rely on the work of NIDA under this Agreement shall be made available to NIDA at least seven days prior to publication for review and comment.

16.	INTELLECTUAL PROPERTY

Generally, the rights of ownership of inventions, discovered or made solely in connection with work covered by this Agreement, are retained by the organization that is the employer of the inventor. Both Collaborator and NIDA recognize that these rights shall be determined under patent law. NIDA shall notify Collaborator upon filing a patent application on any invention NIDA employees make while using the Agent furnished to NIDA under this Agreement. Collaborator may apply for a nonexclusive, partially exclusive, or exclusive royalty-bearing license to make, use, and/or sell products embodying the invention as claimed in the filed patent application, subject to the terms of 35 USC §§ 207, 208, and 209, and under 37 CFR § 404, to any NIDA inventions arising during this study when a U.S. Government employee is the sole inventor.

Nothing herein shall be construed as granting to NIDA any license or right under Collaborator patents and know-how on the Agent except the right to conduct the Study using samples of the Agent supplied under this Agreement. Neither party shall be obligated to enter into any further arrangement regarding the Agent or its development, except where the terms of Article 22. EXPIRATION AND TERMINATION and RIGHT OF GOVERNMENT TO CONTINUE DEVELOPMENT may apply. Collaborator may proceed with the development of the Agent as a pharmaceutical product at its own discretion and cost, even in parallel with the Study.

17.	OTHER INTERACTIONS

In order to foster development of Agent, the participation of NIDA staff will likely be required at selected scientific or development meetings. As part of this Agreement, it is agreed that Collaborator may agree to provide for the transportation and lodging costs for attendance of NIDA staff in such activities. Selection of participating NIDA staff must be based on choices mutually acceptable to both Collaborator and NIDA. Both parties must agree that the activities would be appropriate under this Agreement, and acceptance of Collaborator’s support of NIDA’s participation in these activities will be contingent upon appropriate NIDA approval. Other interactions that materially assist the development of potentially important new therapies will also be possible. Again, mutual agreement and appropriate NIDA approval will be necessary, according to the terms of this Agreement. However, notwithstanding anything to the contrary, this Agreement does not represent a Cooperative Research And Development Agreement (“CRADA” under the Federal Technology Transfer Act, 15 U.S.C. § 3701 et seq.). Travel costs are limited by the Federal Travel Rules and Regulations for all government staff whether paid for by government funds or private Collaborators.

18.	LIABILITY

Each of the Parties shall be liable for any loss, claim, damage or liability incurred by that Party as a result of its activities under this Agreement, provided that DPMCDA, as an agency of the United States, assumes liability only to the extent provided under the Federal Tort Claims Act (28 U.S.C. Chapter 171). Nothing herein shall be construed as requiring either Party to indemnify the other for any loss, claim, damage or liability under this Agreement.

19.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the federal law of the United States as interpreted by the Federal Courts of the District of Columbia. Further, NIDA and Collaborator shall comply with all applicable DHHS regulations relating to Human Subject use, and all applicable PHS policies, in connection with this study.

Collaborator will obtain a DHHS Certificate of Confidentiality (see 42 CFR Part 2a) on behalf of all Clinical Trial Sites prior to initiation of the Protocol. Collaborator will provide each Clinical Trial Site with a copy of the Certificate and relevant information concerning its scope and duration.

20.	SEVERABILITY, INTEGRATION and SURVIVABILITY

The terms of this Agreement are severable. Titles and headings of the articles of this Agreement are for convenient reference only, do not form a part of this Agreement, and shall in no way affect its interpretation. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining item and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement, and supersedes any prior understanding or written or oral agreement.

The provisions of Articles 7, 9, 10-11, 13-16, 18-22 shall survive the termination of this Agreement.

21.	AMENDMENTS

Upon mutual agreement of both parties, this Agreement may be amended as necessary to ensure the Agreement accurately reflects the terms and scope of the collaborative effort. All amendments must be in writing and signed by authorized representatives of both parties.

22.	EXPIRATION AND TERMINATION and RIGHT OF GOVERNMENT TO CONTINUE DEVELOPMENT

A. This Agreement expires on the earlier to occur of the completion of the Study or five (5) years after the date of full execution of this Agreement. If the Study has not been completed within five (5) years of the date of full execution of this Agreement, this Agreement may be renewed for successive two (2) year renewal terms by simple letter agreement until completion of this Study, unless earlier terminated as provided below. Said expiration date may be changed by mutual agreement and written amendment of this Agreement.

B. This Agreement may be terminated at any time by mutual written consent of the Parties.

C. Either Party may unilaterally terminate this Agreement at any time without cause by giving written notice to the other Party at least sixty (60) days prior to the desired termination date. If Collaborator unilaterally terminates this Agreement for any reason other than the safety of the Study subjects, Collaborator agrees to supply enough Study Agent to complete the Protocols as are then ongoing, pursuant to Article 6. In the event of any termination hereunder, all Parties shall continue their obligations until that time when all currently enrolled Human Subjects have either completed the Study, voluntarily withdrawn for the Study or otherwise reached termination points specified in the Protocol. Collaborator shall also continue to support the IND for Study Agent for the duration of the Study.

D. Either Party may unilaterally terminate this Agreement at any time for cause by giving written notice to the other Party, if the other Party has breached a material obligation under this Agreement and failed to remedy such breach within thirty (30) days of receipt of written notice of breach.

E. The provisions of this Agreement as they relate to confidentiality and drug supply shall survive the expiration or earlier termination of this Agreement.

F. If Collaborator elects to terminate this Agreement (other than as a result of a breach of this Agreement by DPMCDA), but DPMCDA wishes to continue development of the Agent, NIH by virtue of this Agreement shall have a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced throughout the world for or on behalf of the United States Government any invention Collaborator has regarding the Study Agent, its manufacture or use for medical research purposes, including those related to or connected with therapy for drug dependence. In addition, Collaborator shall provide DPMCDA with the Agent (and matching placebo, if required), at Collaborator’s cost, for future preclinical studies and clinical trials by:

1) allowing DPMCDA to purchase the Study Agent (and matching placebo, if required) from Collaborator’s inventory;

2) arranging for an independent contractor to manufacture and provide DPMCDA with the Study Agent (and matching placebo, if required); or

3) providing all information necessary to allow DPMCDA to contract for the manufacture of the Study Agent (and matching placebo, if required) independently of Collaborator.

This obligation shall remain in effect until the earlier of the date on which DPMCDA can obtain an alternate source of materials acceptable to DPMCDA or two years from the date of notification by Collaborator that it has elected to terminate this Agreement under the provisions of this Paragraph.

G. For purposes of this Agreement:

1) “safety” shall be defined by an independent Data Safety Monitoring Board (DSMB) utilized to review each study conducted. “Efficacy” shall be defined as statistically significant effects attributed to the compound. The quantitative and qualitative judgments of “safety” and “efficacy” shall be determined by an independent Data Safety Monitoring Board (DSMB) utilized to review the protocol. The decision of the DSMB shall be binding as to the issues of “safety” and “efficacy” concerning the protocol undertaken by the Parties under this Agreement.

In the event that the DSMB determines, after review of data submitted by NIDA and the Collaborator that the compound is not safe or not efficacious, as administered under the individual protocol undertaken under this agreement, neither NIDA nor the Collaborator shall be required to perform further research and development with the compound beyond any continuing obligations to research subjects and the requirements of the FDA concerning IND maintenance and records retention. In the event development is terminated for reasons of safety or efficacy, no commercialization license based on failure of Collaborator to continue development shall be granted to the Government. NIDA and Collaborator may voluntarily agree to negotiate in good faith as to whether further research and development utilizing different methods, dosage levels, or dosage forms is feasible and desirable. In the event that the Parties mutually agree to further attempts at development, a new agreement reflecting the terms and conditions for further research and development shall be executed.

2) In the event Collaborator fails to manufacture or otherwise provide to the Government the subject compound (and matching placebo where relevant) in sufficient quantity and quality (e.g. GMP when required by the FDA) to allow evaluation of the compound for IND and/or NDA filing as contemplated in this agreement, Collaborator authorizes the Government to independently pursue the development of Study Agent. In the event that Collaborator is no longer willing or able to supply Study Agent, Collaborator agrees to supply NIDA with manufacturing methods, and authorization for NIDA to use all the nonclinical and clinical data necessary for the Government to continue research and development of Study Agent.

3) If the Government pursues an indication for Study Agent as a treatment for cocaine dependence in accordance with the provisions of this Agreement, the Collaborator shall authorize the Government to refer to the data in the Drug Master File, Investigational New Drug Application(s) (INDs) and New Drug Application(s) (NDAs) for the compound in connection with FDA’s or other (international or non-U.S.) regulatory body’s consideration of any filing made by the Government to obtain an approved NDA for the cocaine dependence indication. The Collaborator shall execute such documents as may be reasonably required to effect such authorization. The Collaborator shall be reasonably available to respond to inquiries from the FDA regarding information or data contained in the Drug Master File, IND(s), NDA(s) or other information and data provided to the Government by the Collaborator; provided, however, that nothing herein shall require the Collaborator to under-take additional studies of any kind or to prepare and submit any additional data to the FDA.

23.	FORCE MAJEURE EVENT.

Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform shall promptly notify the other Party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

SIGNATURES

This Agreement and any amendments thereto provide the basis for co-development of the Agent as a treatment for drug dependence.

By executing this Agreement each of the undersigned represents and confirms that he/she is fully authorized to bind the identified entity to its terms.

AGREED AND ACCEPTED:

FOR NIDA

/s/ Timothy P. Condon	April 13, 2010
Timothy P. Condon, Ph.D.	Date:

Deputy Director, NIDA

National Institute on Drug Abuse

Neuroscience Center, Room 4123

6001 Executive Boulevard, MSC 9551

Bethesda, Maryland 20892-9551

FOR COLLABORATOR:

The undersigned expressly certifies or affirms that the contents of any statement made or reflected in this Agreement are truthful and accurate.

/s/ Patrick J. McEnany	April 7, 2010
Patrick J. McEnany Chairman, CEO	Date:

Catalyst Pharmaceutical Partners

355 Alhambra Circle

Suite 1370

Coral Gables, Florida 33134

305-529-2522

f. 305-529-0933

pmcenany@catalystpharma.com

Attachment A: Checklist

Attachment B: Clinical Trial Synopsis

Attachment C: Scope of Work